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                                                                 Exhibit 9(a)(3)


                                 AMENDMENT TO
                            ADMINISTRATION AGREEMENT



     This Amendment is made as of January 1, 1998, between Meyers Investment Trust (the "Trust"), formerly known as Meyers Sheppard Investment Trust, and BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services (the "Administrator"). The parties hereby amend the Administration Agreement (the "Agreement") between the Trust and the Administrator, dated as of November 14, 1996, as set forth below.

     WHEREAS, the parties hereto wish to modify Schedule A to the Agreement by amending the sections entitled "Fees" and "Term".

     NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

     2. Schedule A to the Agreement shall be amended by adding the following paragraph at the end of the section entitled "Fees":

               The fee amounts set forth above shall be subject to the following minimum fees:

                    Sixty thousand dollars ($60,000) per Portfolio as of January 1, 1998 until December 31, 1998

                    Seventy-five thousand dollars ($75,000) per
                    Portfolio thereafter

     3. Schedule A to the Agreement shall be further amended by replacing the first and second sentences of the first paragraph of the section entitled "Term" with the following:



               The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on December 31, 1999. This Agreement shall be renewed automatically for successive periods of two years
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               after the Initial Term unless written notice of non-renewal is provided by either party not less than 90 days prior to the end of the then-current term.

     4. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     5. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                    MEYERS INVESTMENT TRUST


                                    By:        /s/ Shelley J. Meyers
                                        ----------------------------------------

                                    Title:           Chairwoman
                                           -------------------------------------



                                    BISYS FUND SERVICES
                                    LIMITED PARTNERSHIP


                                    By: BISYS Fund Services, Inc.,
                                        General Partner


                                    By:        /s/ George O. Martinez
                                        ----------------------------------------


                                    Title:      Senior Vice President
                                           -------------------------------------

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